SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 26, 2008

TRANS WORLD ENTERTAINMENT CORPORATION
(Exact name of registrant as specified in its charter)

New York	0-14818	14-1541629
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	identification No.)

38 Corporate Circle, Albany, New York		12203
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (518) 452-1242

None
(Former name or former address, if changed since last report.)

ITEM 5.02. Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 26, 2008, Trans World Entertainment Corporation (the “Company”) entered into a new employment agreement (the “Agreement) with Robert J. Higgins (the “Executive”) pursuant to which Mr. Higgins will continue to serve as Chief Executive Officer of the Company. The Agreement, which is effective December 31, 2008 (the “Effective Date”), replaces the prior employment agreement between Mr. Higgins and the Company dated as of May 1, 2003, the term of which expired on April 30, 2008. The term of the new Agreement expires on December 31, 2011 (the “Contract Period”), unless earlier terminated in accordance with its terms. The term is subject to automatic one year extensions starting on the second anniversary of the effective date unless prior written notice is given by the Mr. Higgins or the Company. The Agreement is summarized below, and the summary is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 to this report and incorporated by reference herein.

Under the Agreement, Mr. Higgins will receive an annual base salary of $1,000,000 (or such larger amount as the Company’s Board of Directors (the “Board”) may determine from time to time). Under the Agreement Mr. Higgins will be eligible for bonuses under the Company’s executive bonus plan, under which Mr. Higgins will have an annual bonus opportunity of zero to 200% of his base salary based on the achievement of certain performance criteria as approved by the Board or Compensation Committee. The Executive is entitled to participate in all incentive, savings, retirement, welfare and such other employee benefit programs as are generally in effect for the Company’s executive employees. The Executive is also entitled to reimbursement for or payment of certain travel and other expenses. Following the effective date of the Agreement, the Executive will be awarded restricted stock units which will have a fair market value on the date of grant equal to $1,100,000.

The Agreement provides that, in the event of the termination of the Executive’s employment by reason of death or Disability (as defined in the Agreement), the Executive (or in the case of death, the Executive’s spouse or estate) shall be entitled to receive: (i) earned but unpaid base salary; (ii) reimbursement for expenses incurred prior to termination; (iii) payment for accrued but unused vacation; and (iv) the annual bonus for the fiscal year of termination in an amount determined by the Compensation Committee of the Board based on the achievement of performance goals for the fiscal year but pro-rated to reflect the number of days in the fiscal year through the date of termination. Following a termination by reason of Disability, the Executive will also receive an amount equal to two times his base salary for the period from the date of termination through the six month anniversary of the date of termination.

In the event of termination of the Executive’s employment by the Company for Cause (as defined in the Agreement) or by the Executive for any reason other than Good Reason (as defined in the Agreement), the Company’s remaining obligations under the Agreement shall terminate.

In the event of termination of the Executive’s employment by the Company for any reason other than Cause, death or Disability or by the Executive for Good Reason, the Executive shall be entitled to receive: (i) earned but unpaid base salary and accrued but unused vacation; (ii) reimbursement for expenses incurred prior to termination; and (iii) an amount equal to two times his base salary for the period from the date of termination until the latest of (A) the third anniversary of the Effective Date, (B) the end of the Contract Period or (C) one year after the date of termination. In addition, the Executive (and his dependants) will be entitled to continue participation in the Company’s medical, dental and vision care plans until the latest of (x) the third anniversary of the Effective Date; (y) the end of the Contract Period or (iii) one year after the date of termination, provided, however, that such participation shall cease on any earlier date that the Executive becomes eligible for substantially similar benefits from a subsequent employer.

Mr. Higgins has agreed to certain confidentiality, non-competition and non-solicitation provisions. In addition, Mr. Higgins shall be entitled to gross-up payments in the event excise taxes on payments or benefits to the Executive are imposed under Section 4999 of the Internal Revenue Code or any similar state or local tax law.

The Agreement also provides for indemnification of the Executive during the Contract Period and for a period of five years thereafter.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

           (d) EXHIBITS. The following are furnished as Exhibits to this Report:

Exhibit
No.	Description

10.1	Employment Agreement between Trans World Entertainment Corporation and Robert J. Higgins

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRANS WORLD ENTERTAINMENT CORPORATION

Date: December 29, 2008	/s/ John J. Sullivan
John J. Sullivan
Executive Vice President-Finance, Chief
Financial Officer and Secretary

EXHIBIT INDEX

Exhibit
No.	Description

10.1	Employment Agreement between Trans World Entertainment Corporation and Robert J. Higgins